Marriott Drive
Marriott International, Inc.	Washington, D.C. 20058
Corporate Headquarters	(301) 380-7770

CONTACT: Tom Marder	NEWS
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS 2007 SECOND QUARTER RESULTS

•	Worldwide systemwide comparable revenue per available room (REVPAR) rose 7.5 percent (6.4 percent using constant dollars) for the second quarter ended June 15;

•	Worldwide company-operated house profit margins rose 160 basis points. House profit per available room increased 10.4 percent;

•

Combined base management and franchise fees increased 10 percent to $249 million in the second quarter as a result of strong REVPAR growth and unit expansion. Incentive fees jumped 51 percent to $116 million;

•	Approximately 7,000 rooms opened during the quarter, including over 1,700 rooms outside of the United States;

•	The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled over 110,000 rooms;

•

Marriott repurchased 8.7 million shares of the company’s common stock for $402 million during the second quarter; year-to-date, through July 10, 2007, the company repurchased 21.0 million shares for $980 million;

WASHINGTON, D.C. – July 12, 2007 – Marriott International, Inc. (NYSE:MAR) today reported second quarter 2007 adjusted net income of $229 million, an increase of 26 percent, and adjusted diluted earnings per share (EPS) of $0.57, an increase of 36 percent.

Adjusted results exclude the impact of the company’s synthetic fuel business and the impact of the previously announced leveraged Employee Stock Ownership Plan (“ESOP”) settlement agreement reached in June 2007 with the Internal Revenue Service (“IRS”) and the Department of Labor. The company’s EPS guidance for the 2007 second quarter, disclosed on April 19, 2007, totaled $0.51 to $0.55 and similarly excluded the company’s synthetic fuel business and the ESOP settlement.

Exhibit 99

Reported net income was $207 million in the second quarter of 2007 compared to $186 million in the year ago quarter. Reported EPS was $0.51 in the second quarter of 2007 and $0.43 in the second quarter of 2006. The company’s synthetic fuel business contributed approximately $32 million after-tax ($0.08 per share) to 2007 second quarter earnings and $4 million after-tax ($0.01 per share) to 2006 second quarter earnings. The ESOP settlement resulted in an after-tax charge of $54 million ($0.13 per share) in the 2007 second quarter.

J.W. Marriott, Jr., Marriott International’s chairman and chief executive officer, said, “Marriott’s performance in the second quarter was impressive. Transient demand was strong and strengthened among leisure travelers. A continued favorable pricing environment, combined with unit growth, increased property-level revenues. Using technology and leveraging system size to improve efficiency, hotel profits continued to climb. In the second quarter worldwide company-operated house profit per available room increased 10.4 percent and Marriott’s fee revenue increased 20 percent. The combination of our focus on the bottom line, and a culture of service excellence delivered great returns for our owners and Marriott.

“We continue to build our company for the future. In the second quarter, we announced our partnership with Nickelodeon and Miller Global Properties, LLC to co-develop a breakthrough new lodging resort brand and concept for travelers seeking fun and adventure, ‘Nickelodeon Resorts by Marriott.’ We didn’t stop there; we also teamed up with the pioneer of the lifestyle boutique hotel, Ian Schrager, to create the first truly global boutique lifestyle hotel brand on a large scale. We expect these brands to attract new guests and offer exciting opportunities for growth.

“While launching new concepts we are also keeping our eyes on our flagship brands. Last month, we launched a new advertising campaign focusing on the competitive advantages of our industry leading extended stay brand, Residence Inn, such as spacious rooms, full kitchen, great outdoor space and top service. With over 525 hotels, Residence Inn remains the preferred brand for long-term stay guests.

Exhibit 99

“Investment in our hotels by owners and franchisees continues to grow. Renovation activity is at record levels and we are opening new hotels around the world. We expect to open nearly 30,000 rooms this year and an additional 30,000 rooms in 2008. We have great reason to be excited about the future,” said Mr. Marriott.

In the 2007 second quarter (12 week period from March 24, 2007 to June 15, 2007), REVPAR for the company’s worldwide systemwide comparable properties increased 7.5 percent (6.4 percent using constant dollars). Average daily rates rose 7.4 percent (6.3 percent using constant dollars) and occupancy increased slightly, to 76.0 percent.

In North America, REVPAR at the company’s comparable managed hotels increased by 5.6 percent during the quarter. REVPAR at the company’s comparable managed North American full-service hotels increased by 6.4 percent. Compared to the first quarter, weekday demand remained strong and weekend demand rebounded. REVPAR growth was particularly strong in Manhattan, Dallas, Denver and Chicago.

In the 2007 second quarter, international company-operated comparable REVPAR increased 15.5 percent (9.6 percent using constant dollars) including a 14.2 percent increase in average daily rates (8.4 percent using constant dollars) and a nearly 1.0 percentage point improvement in occupancy to 76.5 percent. Strong conference and exhibition business in Moscow drove REVPAR in that city up 46 percent. In the Middle East, REVPAR increased 17 percent as demand was robust, particularly in Dubai and Red Sea locations. Demand in Asia continued to increase, with REVPAR up 13 percent (nearly 9 percent using constant dollars). Travel to Marriott’s six hotels in Beijing was strong as that city gears up for the 2008 Olympics. Marriott expects to have 11 properties open in Beijing in time to greet the arrival of the Olympic torch in August 2008. India also remains a vibrant and growing market, with REVPAR in the second quarter up 40 percent (35 percent using constant dollars).

Exhibit 99

Marriott added 52 new properties (6,976 rooms) to its worldwide lodging portfolio in the second quarter, including the 206 room Courtyard and 250 room Ritz-Carlton hotels in Tokyo, Japan. The spectacular Ritz-Carlton property sits atop the tallest building in Tokyo. Twenty-two properties (3,158 rooms) exited the system during the quarter, primarily at Marriott’s request, due to quality issues at those hotels. At quarter-end, the company’s lodging group encompassed 2,898 lodging properties for a total of 521,240 rooms.

MARRIOTT REVENUES totaled $3.2 billion in the 2007 second quarter, an 11 percent increase from the same period in 2006. Base and franchise fees rose 10 percent to $249 million as a result of unit growth and strong REVPAR improvement. Incentive fees soared 51 percent to $116 million, driven by higher property-level house profit margins and $15 million of incentive fees that were calculated based on prior period results, but earned and due in the second quarter of 2007. Also included in incentive fees was $3 million associated with business interruption insurance proceeds at two New Orleans hotels.

Strong room rates, higher food and beverage profits and improved productivity drove margins higher during the second quarter. Worldwide company-operated comparable house profit margins increased 160 basis points and worldwide house profit per available room grew 10.4 percent. House profit margins for North American company-operated properties grew 130 basis points. House profit per available room increased 9.3 percent for North American full-service hotels and 7.9 percent for North American limited-service hotels.

Owned, leased, corporate housing and other revenue increased 15 percent in the second quarter, to $312 million, primarily driven by receipt of termination fees totaling $6 million and strong REVPAR at owned and leased properties, including the new Ritz-Carlton property in Tokyo, Japan.

Timeshare sales and services revenue increased 22 percent in the 2007 second quarter, primarily driven by the company’s Maui, Las Vegas and Frenchman’s Reef resorts, which reached higher reportability thresholds in the quarter. The new resort in St. Kitts also reported strong sales. Timeshare revenues also include $45 million of mortgage note sale gains, $5 million higher than the year ago quarter.

Exhibit 99

Timeshare sales and services revenue, net of direct expenses, increased 49 percent, to $122 million, reflecting higher note sale gains and higher financial reportability of sales.

Contract sales for the company’s timeshare, fractional and whole ownership projects, including sales made by joint venture projects, decreased 24 percent, reflecting tough comparisons to a highly successful launch of the Ritz-Carlton’s whole ownership projects in Kapalua Bay and San Francisco in the 2006 second quarter. In addition, the newly introduced Marriott Vacation Club resort in Maui benefited from considerable trade-up from existing owners in the 2006 quarter. Excluding these three projects, contract sales increased nearly 5 percent in the 2007 second quarter.

The company began sales at a timeshare resort in Marco Island in the 2007 second quarter and expects to begin sales at the Ritz-Carlton whole ownership project in Kauai, Hawaii in the second half of 2007.

General and administrative expenses in the 2007 second quarter totaled $207 million and included $35 million of expenses associated with the ESOP tax settlement.

SYNTHETIC FUEL operations contributed approximately $0.08 per share of after-tax earnings during the 2007 second quarter, compared to $0.01 in the year ago quarter. Higher synthetic fuel earnings reflected increased production levels, partially offset by a $3 million mark-to-market expense associated with oil price hedges (recorded as an offset to interest income). Excluding the impact of the synthetic fuel operations and the ESOP tax settlement, the company’s tax rate would have been 34.8 percent.

GAINS AND OTHER INCOME totaled $12 million (excluding $16 million of expenses related to synthetic fuel) and included $5 million of gains from the sale of real estate and $7 million of preferred returns and other gains and income. Prior year’s second quarter gains included $9 million of gains from the sale of real estate, $29 million of gains from the sale of the company’s interest in four joint ventures and $4 million of preferred returns and other income. The 2006 gains were partially offset by a $37 million non-cash charge to adjust the carrying amount of a straight-line rent receivable associated with a land lease which was subject to a purchase option.

Exhibit 99

INTEREST EXPENSE increased $22 million to $52 million, reflecting $13 million of interest expense associated with the ESOP settlement as well as higher interest rates and higher average borrowings, including the senior debt issued late in the 2006 second quarter.

INTEREST INCOME totaled $6 million during the quarter, down from $12 million in the year ago quarter, primarily driven by loan repayments since the second quarter of 2006 and a $3 million mark-to-market expense associated with oil price hedges for the synthetic fuel operations.

At the end of the 2007 second quarter, total debt was $2,284 million and cash balances totaled $151 million, compared to $1,833 million in total debt and $193 million of cash at the end of 2006. The company repurchased 8.7 million shares of common stock in the second quarter of 2007 at a cost of $402 million. Year-to-date, through July 10, 2007, the company repurchased 21.0 million shares of common stock at a cost of $980 million. The remaining share repurchase authorization, as of July 10, 2007 totaled 13 million shares.

On June 7, 2007, the company reached a settlement agreement with the IRS and Department of Labor regarding the ESOP feature of Marriott’s Employees’ Profit Sharing, Retirement and Savings Plan. The settlement resulted in an after-tax charge of $54 million ($0.13 per share) in the company’s second quarter. Approximately $35 million of the expense related to excise tax was reflected in general and administrative expenses, $13 million of interest on the excise tax was recorded in interest expense and approximately $6 million was recorded as provision for taxes. As a result of the settlement, the company will make cash payments to the U.S. Treasury and state tax jurisdictions of approximately $220 million in the second half of 2007.

Exhibit 99

OUTLOOK

For the full year 2007, the company expects North American REVPAR to increase 6 to 7 percent. Assuming a 150 to 200 basis point improvement in house profit margins for the year and nearly 30,000 new room openings (gross), the company expects total fee revenue of $1,405 million to $1,415 million, an increase of 15 to 16 percent.

The company expects timeshare sales and services revenues, net of expenses, will decline approximately 3 to 6 percent in 2007, while contract sales are expected to increase roughly 5 percent.

The company expects gains and other income to total approximately $60 million in 2007, excluding the impact of the synthetic fuel business.

Given the risk created by the volatility in oil prices, the company’s overall 2007 earnings guidance does not include earnings from the synthetic fuel business.

Assuming roughly $1.5 billion of share repurchases during the year, the company believes that net interest expense will range from $125 million to $135 million for the full year.

The company estimates North American REVPAR will grow 6 to 7 percent in the third quarter and 7 to 8 percent in the fourth quarter. The company also expects property-level house profit margin growth of 150 to 200 basis points in the third quarter.

Exhibit 99

Under the above assumptions, the company currently estimates the following results for the third quarter and full year 2007, excluding the impact of the ESOP tax settlement and the synthetic fuel business:

	Third Quarter 2007	Full Year 2007
Total fee revenue	$295 million to $300 million	$1,405 million to $1,415 million
Owned, leased, corporate housing and other, net of direct expenses	$30 million to $35 million	$180 million to $190 million
Timeshare sales and services, net of direct expenses	$35 million to $40 million	$335 million to $345 million[1]
General, administrative & other expenses[4]	$170 million to $175 million	$695 million to $705 million
Lodging operating income[4]	$185 million to $205 million	$1,215 million to $1,255 million[1]
Gains (excluding synthetic fuel)[2]	Approx. $10 million	Approx. $60 million
Net interest expense [3,4]	$30 million to $35 million	$125 million to $135 million
Equity in earnings/(losses)	Approx. $5 million	Approx. $15 million
Earnings per share from synthetic fuel	No guidance	No guidance
Earnings per share excluding synthetic fuel[4]	$0.27 to $0.31	$1.88 to $1.96
Effective tax rate excluding synthetic fuel[4]	35 percent	35 percent

[1]	Includes timeshare mortgage note sale gains
[2]	Excludes timeshare mortgage note sale gains
[3]	Net of interest income, and assuming roughly $1.5 billion of share repurchases
[4]	Excludes the impact of the ESOP tax settlement

The company expects investment spending in 2007 to total approximately $1.1 billion to $1.2 billion, including $60 million for maintenance capital spending, $625 million to $650 million for capital expenditures and acquisitions, $210 million to $250 million for timeshare development, $30 million to $40 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and approximately $175 million to $200 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, July 12, 2007 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations Website

Exhibit 99

at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available at that same website until August 12, 2007. The webcast will also be available as a podcast from the same site.

The telephone dial-in number for the conference call is 719-234-0008. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, July 12, 2007 until 8 p.m. ET, Thursday, July 19, 2007. To access the replay, call 719-457-0820. The reservation number for the recording is 1076402.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends; statements concerning the number of lodging properties we expect to add in the future; our expected investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and extent of growth in the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership, condominiums, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors identified in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with nearly 2,900 lodging properties in the United States and 68 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and had approximately 151,000 employees at 2006 year-end. It is ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. The company is also a 2006 U.S. Environmental Protection Agency (EPA) ENERGY STAR® Partner. In fiscal year 2006, Marriott International reported sales from continuing operations of $12.2 billion. For more information or reservations, please visit our Web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Twelve Weeks Ended		Percent Better/ (Worse)
	June 15, 2007	June 16, 2006
REVENUES
Base management fees	$148	$134	10
Franchise fees	101	93	9
Incentive management fees	116	77	51
Owned, leased, corporate housing and other revenue [1]	312	272	15
Timeshare sales and services [2]	453	371	22
Cost reimbursements [3]	1,992	1,905	5
Synthetic fuel	88	39	126

Total Revenues	3,210	2,891	11

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	257	225	(14)
Timeshare - direct	331	289	(15)
Reimbursed costs	1,992	1,905	(5)
General, administrative and other [5]	207	141	(47)
Synthetic fuel	123	57	(116)

Total Expenses	2,910	2,617	(11)

OPERATING INCOME	300	274	9

Gains and other income (expense) [6]	(4)	8	(150)
Interest expense	(52)	(30)	(73)
Interest income	6	12	(50)
(Provision for) reversal of loan losses	—	1	(100)
Equity in earnings (losses) [7]	(1)	6	(117)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	249	271	(8)
Provision for income taxes	(42)	(85)	51
Minority interest	—	—	*

NET INCOME	$207	$186	11

EARNINGS PER SHARE - Basic	$0.54	$0.45	20

EARNINGS PER SHARE - Diluted	$0.51	$0.43	19

Basic Shares	382.9	412.5
Diluted Shares	403.8	436.6

*	Percent can not be calculated.
[1] –	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.
[2] –

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3] –	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
[4] –

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

[5] –	General, administrative and other expenses include the overhead costs allocated to our lodging business segments, and our corporate overhead costs and general expenses.
[6] –

Gains and other income (expense) includes net gains on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations.

[7] –	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated joint ventures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Twenty-Four Weeks Ended		Percent Better/ (Worse)
	June 15, 2007	June 16, 2006
REVENUES
Base management fees	$282	$261	8
Franchise fees	192	175	10
Incentive management fees	187	136	38
Owned, leased, corporate housing and other revenue [1]	562	526	7
Timeshare sales and services [2]	822	677	21
Cost reimbursements [3]	3,913	3,725	5
Synthetic fuel	156	96	63

Total Revenues	6,114	5,596	9

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	476	433	(10)
Timeshare - direct	643	529	(22)
Reimbursed costs	3,913	3,725	(5)
General, administrative and other [5]	354	291	(22)
Synthetic fuel	227	141	(61)

Total Expenses	5,613	5,119	(10)

OPERATING INCOME	501	477	5

Gains and other income (expense) [6]	19	42	(55)
Interest expense	(85)	(57)	(49)
Interest income	9	23	(61)
(Provision for) reversal of loan losses	—	3	(100)
Equity in earnings (losses) [7]	1	3	(67)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	445	491	(9)
Provision for income taxes	(56)	(141)	60
Minority interest	—	6	(100)

INCOME FROM CONTINUING OPERATIONS	389	356	9
Cumulative effect of change in accounting principle, net of tax [8]	—	(109)	100

NET INCOME	$389	$247	57

EARNINGS PER SHARE - Basic
Earnings from continuing operations	$1.01	$0.86	17
Losses from cumulative effect of change in accounting principle	—	(0.26)	100

Earnings per share	$1.01	$0.60	68

EARNINGS PER SHARE - Diluted
Earnings from continuing operations	$0.95	$0.81	17
Losses from cumulative effect of change in accounting principle	—	(0.25)	100

Earnings per share	$0.95	$0.56	70

Basic Shares	385.5	412.1
Diluted Shares	407.9	438.9

[1] –	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.
[2] –

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3] –	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
[4] –

Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

[5] –	General, administrative and other expenses include the overhead costs allocated to our lodging business segments and our corporate overhead costs and general expenses.
[6] –

Gains and other income (expense) includes gains and losses on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains and losses on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations.

[7] –	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated equity method joint ventures.
[8] –

Cumulative effect of change in accounting principle, net of tax is associated with the adoption, in the 2006 first quarter, of Statement of Position 04-2, “Accounting for Real Estate Time-sharing Transactions” which was issued by the American Institute of Certified Public Accountants.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twelve Weeks Ended		Percent Better/ (Worse)
	June 15, 2007	June 16, 2006
REVENUES

North American Full-Service	$1,282	$1,267	1
North American Limited-Service	538	490	10
International	382	326	17
Luxury	370	329	12
Timeshare	532	427	25

Total lodging [1]	3,104	2,839	9
Synthetic Fuel	88	39	126
Other unallocated corporate	18	13	38

Total	$3,210	$2,891	11

NET INCOME

North American Full-Service	$132	$105	26
North American Limited-Service	131	106	24
International	59	62	(5)
Luxury	18	16	13
Timeshare	107	68	57

Total lodging financial results [1]	447	357	25
Synthetic Fuel (after-tax)	32	4	700
Other unallocated corporate	(101)	(54)	(87)
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(43)	(19)	(126)
Income taxes (excluding Synthetic Fuel)	(128)	(102)	(25)

Total	$207	$186	11

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Twenty-Four Weeks Ended		Percent Better/ (Worse)
	June 15, 2007	June 16, 2006
REVENUES

North American Full-Service	$2,526	$2,486	2
North American Limited-Service	1,001	942	6
International	713	601	19
Luxury	709	660	7
Timeshare	975	783	25

Total lodging [1]	5,924	5,472	8
Synthetic Fuel	156	96	63
Other unallocated corporate	34	28	21

Total	$6,114	$5,596	9

INCOME FROM CONTINUING OPERATIONS

North American Full-Service	$246	$242	2
North American Limited-Service	218	178	22
International	109	105	4
Luxury	29	34	(15)
Timeshare	151	119	27

Total lodging financial results [1]	753	678	11
Synthetic Fuel (after-tax)	50	7	614
Other unallocated corporate	(133)	(109)	(22)
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(67)	(33)	(103)
Income taxes (excluding Synthetic Fuel)	(214)	(187)	(14)

Total	$389	$356	9

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products [1]
	Number of Properties			Number of Rooms/Suites
Brand	June 15, 2007	June 16, 2006	vs. June 16, 2006	June 15, 2007	June 16, 2006	vs. June 16, 2006
Domestic Full-Service
Marriott Hotels & Resorts	341	340	1	135,800	135,463	337
Renaissance Hotels & Resorts	69	67	2	25,369	25,571	(202)

Domestic Limited-Service
Courtyard	668	634	34	93,328	89,078	4,250
Fairfield Inn	513	516	(3)	45,592	46,746	(1,154)
SpringHill Suites	162	144	18	18,898	16,829	2,069
Residence Inn	508	483	25	60,462	57,810	2,652
TownePlace Suites	128	123	5	12,857	12,389	468

International
Marriott Hotels & Resorts	180	177	3	51,967	50,796	1,171
Renaissance Hotels & Resorts	72	69	3	23,423	22,617	806
Courtyard	72	77	(5)	13,620	13,324	296
Fairfield Inn	7	5	2	756	559	197
SpringHill Suites	1	1	—	124	124	—
Residence Inn	18	17	1	2,563	2,240	323
Marriott Executive Apartments	18	17	1	3,005	2,804	201
Ramada	2	2	—	332	332	—

Luxury
The Ritz-Carlton - Domestic	34	35	(1)	11,343	11,616	(273)
The Ritz-Carlton - International	29	25	4	8,487	7,766	721
Bulgari Hotels & Resorts	2	1	1	117	58	59
The Ritz-Carlton Residential	15	—	15	1,425	—	1,425

Timeshare [2]
Marriott Vacation Club	46	44	2	10,682	9,876	806
The Ritz-Carlton Club - Fractional	7	7	—	388	491	(103)
The Ritz-Carlton Club - Residential	2	—	2	82	—	82
Grand Residences by Marriott - Fractional	2	3	(1)	248	313	(65)
Horizons by Marriott Vacation Club	2	2	—	372	328	44

Sub Total Timeshare	59	56	3	11,772	11,008	764

Total	2,898	2,789	109	521,240	507,130	14,110

Number of Timeshare Interval, Fractional and Whole Ownership Resorts2

	Total[3]	In Active Sales
100% Company-Developed
Marriott Vacation Club	45	24
The Ritz-Carlton Club	5	3
Grand Residences by Marriott	2	2
Horizons by Marriott Vacation Club	2	2

Joint Ventures
Marriott Vacation Club	1	1
The Ritz-Carlton Club	4	4

Total	59	36

[1]	Total Lodging Products excludes the 2,054 and 2,005 corporate housing rental units as of June 15, 2007 and June 16, 2006, respectively.
[2]	Includes products in active sales which may not be ready for occupancy.
[3]	Includes resorts that are in active sales and those that are sold out. Residential properties are captured once they possess a certificate of occupancy.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated International Properties [1]
	Three Months Ended May 31, 2007 and May 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$136.75	11.2%	78.4%	0.7	% pts.	$174.44	10.2%
Continental Europe	$129.68	9.0%	75.8%	1.1	% pts.	$171.08	7.3%
United Kingdom	$146.83	5.2%	76.7%	1.3	% pts.	$191.32	3.5%
Middle East & Africa	$110.31	16.5%	76.8%	3.5	% pts.	$143.60	11.2%
Asia Pacific[2]	$117.31	8.6%	75.3%	-1.8	% pts.	$155.79	11.1%

Regional Composite[3]	$129.16	9.0%	76.5%	0.5	% pts.	$168.76	8.3%

International Luxury[4]	$236.74	12.2%	76.0%	4.0	% pts.	$311.43	6.2%

Total International[5]	$139.99	9.6%	76.5%	0.9	% pts.	$183.03	8.4%

Worldwide[6]	$129.42	6.9%	76.5%	0.2	% pts.	$169.08	6.7%

Comparable Systemwide International Properties [1]
	Three Months Ended May 31, 2007 and May 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$128.46	8.5%	77.3%	2.0	% pts.	$166.28	5.6%
Continental Europe	$125.61	8.3%	72.6%	0.2	% pts.	$173.05	8.1%
United Kingdom	$144.20	5.1%	76.2%	1.4	% pts.	$189.28	3.1%
Middle East & Africa	$106.87	16.5%	75.4%	3.5	% pts.	$141.75	11.0%
Asia Pacific[2]	$116.04	8.9%	75.8%	-0.6	% pts.	$153.08	9.7%

Regional Composite[3]	$125.41	8.6%	75.3%	0.7	% pts.	$166.51	7.6%

International Luxury[4]	$236.74	12.2%	76.0%	4.0	% pts.	$311.43	6.2%

Total International[5]	$134.72	9.2%	75.4%	1.0	% pts.	$178.73	7.7%

Worldwide[6]	$109.13	6.4%	76.0%	0.1	% pts.	$143.51	6.3%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for March through May. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite, The Ritz-Carlton International and Bulgari Hotels & Resorts brands.
[6]

Includes international statistics for the three calendar months ended May 31, 2007 and May 31, 2006, and North American statistics for the twelve weeks ended June 15, 2007 and June 16, 2006. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated International Properties [1]
	Five Months Ended May 31, 2007 and May 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$138.10	11.4%	77.8%	1.0	% pts.	$177.56	10.0%
Continental Europe	$116.77	9.4%	70.7%	1.5	% pts.	$165.22	7.1%
United Kingdom	$141.45	5.6%	74.6%	1.7	% pts.	$189.69	3.1%
Middle East & Africa	$106.49	18.3%	74.1%	4.4	% pts.	$143.78	11.3%
Asia Pacific[2]	$113.27	9.3%	74.0%	-1.6	% pts.	$152.97	11.6%

Regional Composite[3]	$123.17	9.4%	73.9%	0.7	% pts.	$166.61	8.3%

International Luxury[4]	$222.55	12.0%	73.2%	4.0	% pts.	$303.90	6.0%

Total International[5]	$133.17	9.9%	73.9%	1.1	% pts.	$180.30	8.3%

Worldwide[6]	$120.81	6.7%	72.9%	-0.2	% pts.	$165.67	7.0%

Comparable Systemwide International Properties [1]
	Five Months Ended May 31, 2007 and May 31, 2006
	REVPAR		Occupancy			Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Caribbean & Latin America	$127.55	11.7%	75.5%	2.2	% pts.	$168.89	8.4%
Continental Europe	$112.80	9.1%	67.6%	0.6	% pts.	$166.79	8.2%
United Kingdom	$138.99	5.5%	74.0%	1.9	% pts.	$187.93	2.9%
Middle East & Africa	$102.89	18.0%	72.4%	4.2	% pts.	$142.10	11.2%
Asia Pacific[2]	$112.08	9.2%	74.3%	-0.5	% pts.	$150.86	10.0%

Regional Composite[3]	$119.06	9.4%	72.5%	0.9	% pts.	$164.26	8.1%

International Luxury[4]	$222.55	12.0%	73.2%	4.0	% pts.	$303.90	6.0%

Total International[5]	$127.67	9.8%	72.5%	1.1	% pts.	$175.98	8.1%

Worldwide[6]	$102.12	6.2%	72.3%	-0.5	% pts.	$141.15	6.9%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for January through May. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite, The Ritz-Carlton International and Bulgari Hotels & Resorts brands.
[6]

Includes international statistics for the five calendar months ended May 31, 2007 and May 31, 2006, and North American statistics for the twenty-four weeks ended June 15, 2007 and June 16, 2006. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated North American Properties
	Twelve Weeks Ended June 15, 2007 and June 16, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$136.32	6.7%	76.6%	0.9	% pts.	$177.97	5.5%
Renaissance Hotels & Resorts	$134.78	3.2%	76.7%	-1.1	% pts.	$175.72	4.7%
Composite North American Full-Service[1]	$136.09	6.2%	76.6%	0.6	% pts.	$177.63	5.4%
The Ritz-Carlton [2]	$269.10	7.1%	76.2%	-0.1	% pts.	$352.95	7.3%
Composite North American Full-Service & Luxury[3]	$150.27	6.4%	76.6%	0.5	% pts.	$196.24	5.7%
Residence Inn	$100.22	3.4%	80.9%	-1.0	% pts.	$123.93	4.6%
Courtyard	$95.28	4.5%	74.3%	-0.9	% pts.	$128.24	5.8%
TownePlace Suites	$66.67	7.6%	78.3%	-1.2	% pts.	$85.20	9.2%
SpringHill Suites	$84.02	3.1%	77.6%	-0.3	% pts.	$108.22	3.5%
Composite North American Limited-Service[4]	$94.22	4.3%	76.6%	-0.9	% pts.	$123.08	5.6%
Composite - All [5]	$124.88	5.6%	76.6%	-0.1	% pts.	$163.11	5.9%

Comparable Systemwide North American Properties
	Twelve Weeks Ended June 15, 2007 and June 16, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$119.79	6.1%	74.7%	1.4	% pts.	$160.33	4.2%
Renaissance Hotels & Resorts	$119.16	3.4%	74.7%	-1.2	% pts.	$159.44	5.1%
Composite North American Full-Service[1]	$119.69	5.7%	74.7%	1.0	% pts.	$160.20	4.4%
The Ritz-Carlton [2]	$269.10	7.1%	76.2%	-0.1	% pts.	$352.95	7.3%
Composite North American Full-Service & Luxury[3]	$129.04	5.9%	74.8%	0.9	% pts.	$172.49	4.6%
Residence Inn	$98.69	4.7%	80.7%	-1.1	% pts.	$122.25	6.1%
Courtyard	$94.88	5.3%	75.8%	-0.6	% pts.	$125.15	6.2%
Fairfield Inn	$65.57	6.9%	74.7%	-0.3	% pts.	$87.82	7.3%
TownePlace Suites	$66.28	4.3%	76.7%	-2.9	% pts.	$86.38	8.2%
SpringHill Suites	$83.18	6.1%	77.7%	-0.3	% pts.	$107.11	6.4%
Composite North American Limited-Service[4]	$87.53	5.3%	77.1%	-0.8	% pts.	$113.58	6.4%
Composite - All [5]	$103.64	5.6%	76.2%	-0.1	% pts.	$136.03	5.8%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts brands.
[2]	Statistics for The Ritz-Carlton are for March through May.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.
[4]	Includes the Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites and SpringHill Suites brands.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

Marriott International, Inc.

Key Lodging Statistics

Comparable Company-Operated North American Properties
	Twenty-Four Weeks Ended June 15, 2007 and June 16, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$128.00	6.6%	72.5%	0.6	% pts.	$176.43	5.7%
Renaissance Hotels & Resorts	$125.40	3.7%	73.6%	-1.2	% pts.	$170.42	5.3%
Composite North American Full-Service[1]	$127.61	6.2%	72.7%	0.4	% pts.	$175.53	5.6%
The Ritz-Carlton [2]	$259.70	7.5%	74.0%	-0.5	% pts.	$350.86	8.2%
Composite North American Full-Service & Luxury[3]	$139.39	6.4%	72.8%	0.3	% pts.	$191.42	5.9%
Residence Inn	$95.46	2.4%	76.9%	-2.3	% pts.	$124.07	5.4%
Courtyard	$90.12	4.2%	70.2%	-1.5	% pts.	$128.47	6.5%
TownePlace Suites	$62.93	6.9%	73.5%	-2.3	% pts.	$85.58	10.2%
SpringHill Suites	$77.95	3.2%	71.6%	-1.4	% pts.	$108.83	5.2%
Composite North American Limited-Service[4]	$89.20	3.8%	72.3%	-1.8	% pts.	$123.36	6.4%
Composite - All [5]	$116.42	5.5%	72.6%	-0.6	% pts.	$160.38	6.4%

Comparable Systemwide North American Properties
	Twenty-Four Weeks Ended June 15, 2007 and June 16, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$114.21	5.9%	71.0%	0.5	% pts.	$160.90	5.2%
Renaissance Hotels & Resorts	$112.74	3.8%	71.8%	-1.3	% pts.	$157.04	5.7%
Composite North American Full-Service[1]	$114.00	5.6%	71.1%	0.2	% pts.	$160.32	5.2%
The Ritz-Carlton [2]	$259.70	7.5%	74.0%	-0.5	% pts.	$350.86	8.2%
Composite North American Full-Service & Luxury[3]	$121.59	5.8%	71.3%	0.2	% pts.	$170.64	5.5%
Residence Inn	$94.42	4.4%	77.5%	-1.8	% pts.	$121.84	6.8%
Courtyard	$89.25	5.1%	71.7%	-1.1	% pts.	$124.52	6.7%
Fairfield Inn	$60.45	6.2%	69.6%	-0.9	% pts.	$86.89	7.6%
TownePlace Suites	$63.32	4.6%	72.8%	-3.4	% pts.	$86.95	9.4%
SpringHill Suites	$78.25	5.7%	73.3%	-0.9	% pts.	$106.73	7.0%
Composite North American Limited-Service[4]	$82.57	5.1%	73.0%	-1.3	% pts.	$113.15	7.0%
Composite - All [5]	$97.57	5.4%	72.3%	-0.8	% pts.	$134.92	6.5%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts brands.
[2]	Statistics for The Ritz-Carlton are for January through May.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.
[4]	Includes the Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites and SpringHill Suites brands.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

Segment Results	Second Quarter 2007	Second Quarter 2006	Percent Better / (Worse)
Base fees revenue	$10	$8	25
Timeshare sales and services revenue, net of direct expense	122	82	49
Joint venture equity income (loss)	(1)	2	(150)
General, administrative and other expense	(24)	(24)	0

Segment results	$107	$68	57

Sales and Services Revenue	Second Quarter 2007	Second Quarter 2006	Percent Better / (Worse)
Development	$303	$238	27
Services	72	68	6
Financing	69	62	11
Other revenue	9	3	200

Sales and services revenue	$453	$371	22

Contract Sales	Second Quarter 2007	Second Quarter 2006	Percent Better / (Worse)
Company:
Timeshare	$289	$291	(1)
Fractional	6	11	(45)
Whole-Ownership	—	1	(100)

Total company	295	303	(3)

Joint ventures:
Timeshare	8	7	14
Fractional	21	18	17
Whole-Ownership	35	143	(76)

Total joint ventures	64	168	(62)

Total contract sales, including joint ventures	$359	$471	(24)

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

Segment Results	YTD 2007	YTD 2006	Percent Better / (Worse)
Base fees revenue	$20	$16	25
Timeshare sales and services revenue, net of direct expense	179	148	21
Joint venture equity income (loss)	(1)	1	(200)
General, administrative and other expense	(47)	(46)	(2)

Segment results	$151	$119	27

Sales and Services Revenue	YTD 2007	YTD 2006	Percent Better / (Worse)
Development	$567	$453	25
Services	148	137	8
Financing	92	81	14
Other revenue	15	6	150

Sales and services revenue	$822	$677	21

Contract Sales	YTD 2007	YTD 2006	Percent Better / (Worse)
Company:
Timeshare	$564	$579	(3)
Fractional	15	19	(21)
Whole-Ownership	—	3	(100)

Total company	579	601	(4)

Joint ventures:
Timeshare	16	13	23
Fractional	39	19	105
Whole-Ownership	51	148	(66)

Total joint ventures	106	180	(41)

Total contract sales, including joint ventures	$685	$781	(12)

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules, and related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable GAAP measures to the non-GAAP measures (identified by a double asterisk on the following pages) that we refer to in our press release. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Synthetic Fuel. We do not consider the Synthetic Fuel segment to be related to our core business, which is lodging. In addition, management expects the Synthetic Fuel segment will no longer have a material impact on our business after the end of 2007, when the Internal Revenue Code provision which provides for synthetic fuel tax credits expires. Accordingly, our management evaluates non-GAAP measures which exclude the impact of our Synthetic Fuel segment because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

ESOP Settlement Charge. Management evaluates non-GAAP measures that exclude the charge associated with the settlement of issues raised during the IRS’ and Department of Labor’s examination of the employee stock ownership plan (“ESOP”) feature of our Employees’ Profit Sharing, Retirement and Savings Plan and Trust because these measures allow for period-over-period comparisons relative to our on-going operations before material charges. Additionally, these non-GAAP measures facilitate management’s comparison of our results relative to on-going operations before material charges with that of other lodging companies. The settlement resulted in an after tax charge of $54 million reflecting $35 million of excise taxes (impacting General, Administration, and Other Expenses), $13 million of interest expense on those excise taxes and $6 million of income tax expense primarily reflecting additional interest.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA. Our management considers earnings before interest, taxes, depreciation and amortization to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. For the reasons noted above in the “Synthetic Fuel” and “ESOP” captions, our management also evaluates Adjusted EBITDA which excludes the Synthetic Fuel segment and the second quarter 2007 $35 million charge for excise taxes associated with the ESOP settlement.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Second Quarter 2007			Second Quarter 2006			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$300	$(35)	$335	$274	$(18)	$292	15
Gains and other income (expense)	(4)	(16)	12	8	3	5	140
Interest income, provision for loan losses and interest expense	(46)	(3)	(43)	(17)	2	(19)	(126)
Equity in earnings (losses)	(1)	—	(1)	6	—	6	(117)

Income (losses) before income taxes and minority interest	249	(54)	303	271	(13)	284	7

Tax (provision) benefit	(108)	20	(128)	(96)	6	(102)	(25)
Tax credits	66	66	—	11	11	—	—

Total tax (provision) benefit	(42)	86	(128)	(85)	17	(102)	(25)

Minority interest	—	—	—	—	—	—	*

Net Income	$207	$32	$175	$186	$4	$182	(4)

Diluted shares	403.8	403.8	403.8	436.6	436.6	436.6

Earnings per share - diluted	$0.51	$0.08	$0.43	$0.43	$0.01	$0.42	2

Tax rate	16.9%		42.2%	31.4%		35.9%

*	Percentage not meaningful.
**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

	Second Quarter YTD 2007			Second Quarter YTD 2006			Percent Better/ (Worse) Excluding Synthetic Fuel
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$501	$(71)	$572	$477	$(45)	$522	10
Gains and other income (expense)	19	(28)	47	42	(1)	43	9
Interest income, provision for loan losses and interest expense	(76)	(9)	(67)	(31)	2	(33)	(103)
Equity in earnings (losses)	1	—	1	3	—	3	(67)

Income (losses) from continuing operations before income taxes and minority interest	445	(108)	553	491	(44)	535	3

Tax (provision) benefit	(175)	39	(214)	(173)	14	(187)	(14)
Tax credits	119	119	—	32	32	—	*

Total tax (provision) benefit	(56)	158	(214)	(141)	46	(187)	(14)

Minority interest	—	—	—	6	5	1	(100)

Income from continuing operations	$389	$50	$339	$356	$7	$349	(3)

Diluted shares	407.9	407.9	407.9	438.9	438.9	438.9

Earnings per share from continuing operations - diluted	$0.95	$0.12	$0.83	$0.81	$0.02	$0.79	5

Tax rate	12.6%		38.7%	28.7%		35.0%

*	Percentage not meaningful.
**	Denotes non-GAAP financial measures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel and the ESOP Settlement

(in millions, except per share amounts)

	Second Quarter 2007
	As Reported	Synthetic Fuel Impact	ESOP Settlement	Excluding Synthetic Fuel and the ESOP Settlement**
Operating income (loss)	$300	$(35)	$(35)	$370
Gains and other income (expense)	(4)	(16)	—	12
Interest income, provision for loan losses and interest expense	(46)	(3)	(13)	(30)
Equity in earnings (losses)	(1)	—	—	(1)

Income (losses) before income taxes and minority interest	249	(54)	(48)	351

Tax (provision) benefit	(108)	20	(6)	(122)
Tax credits	66	66	—	—

Total tax (provision) benefit	(42)	86	(6)	(122)

Minority interest	—	—	—	—

Net Income	$207	$32	$(54)	$229

Diluted shares	403.8	403.8	403.8	403.8

Earnings per share - diluted [1]	$0.51	$0.08	$(0.13)	$0.57

Tax rate	16.9%			34.8%

**	Denotes non-GAAP financial measures.
[1]	Earnings per share does not crossfoot due to rounding.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA and Adjusted EBITDA

($ in millions)

	Fiscal Year 2007
	First Quarter	Second Quarter	Total
Net income	$182	$207	$389
Interest expense	33	52	85
Tax provision	14	42	56
Depreciation and amortization	46	45	91
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(8)
Interest expense from unconsolidated joint ventures	5	5	10
Depreciation and amortization from unconsolidated joint ventures	6	7	13

EBITDA**	$282	$354	$636

Synthetic Fuel adjustment	52	52	104
ESOP settlement-Excise Tax	—	35	35

Adjusted EBITDA**	$334	$441	$775

Increase (Decrease) over 2006 Adjusted EBITDA	3%	21%	13%

The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$54	$54	$108
Pre-tax minority interest - Synthetic Fuel	—	—	—
Synthetic Fuel depreciation	(2)	(2)	(4)

EBITDA adjustment for Synthetic Fuel	$52	$52	$104

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$61	$186	$141	$220	$608
Cumulative effect of change in accounting principle	173	—	—	—	173
Interest expense	27	30	29	38	124
Tax provision (benefit)	56	85	82	63	286
Tax benefit from cumulative effect of change in accounting principle	(64)	—	—	—	(64)
Depreciation and amortization	40	42	44	62	188
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(6)	(18)
Interest expense from unconsolidated joint ventures	5	6	5	7	23
Depreciation and amortization from unconsolidated joint ventures	6	7	7	9	29

EBITDA**	$300	$352	$304	$393	$1,349

Synthetic Fuel adjustment	24	11	(4)	44	75

Adjusted EBITDA**	$324	$363	$300	$437	$1,424

The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$31	$13	$(2)	$53	$95
Pre-tax minority interest - Synthetic Fuel	(5)	—	—	(1)	(6)
Synthetic Fuel depreciation	(2)	(2)	(2)	(8)	(14)

EBITDA adjustment for Synthetic Fuel	$24	$11	$(4)	$44	$75

**	Denotes non-GAAP financial measures.

Exhibit 99